Exhibit 10.15.1

December 22, 2008

Mr. Christopher M. Lal

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Re:	409A Amendment to your Employment Offer Letter

Dear Chris,

This is an Amendment (this “Amendment”) to your employment offer letter from Sunstone Hotel Investors, Inc. (the “Company”) dated as of March 20, 2007 (the “Offer Letter”). In order to avoid certain adverse federal income tax consequences to you under the Offer Letter as a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), relating to deferred compensation, the Company desires to include the following terms in your Offer Letter.

The fourth paragraph of the Offer Letter will be replaced in its entirety by the following paragraphs:

“In the event a Change of Control (as defined below) and your employment is terminated by Sunstone Hotel Investors, Inc. (the “Company”) without Cause (as defined below) or by you for Good Reason (as defined below), the Company will pay you in a lump sum within ten (10) days of the end of your employment or at any earlier time required by applicable law, an amount equal to the sum of nine (9) months salary at the salary rate in effect at the time of the Change of Control plus your prior year bonus. In addition, in the event of a Change of Control, all remaining restricted stock grants shall vest immediately.

“Change of Control” shall mean the occurrence of any of the following events:

(i)	Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person “ or “group “ (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 ( “Exchange Act”) and the rules thereunder) having “beneficial ownership “ (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ( “voting securities”) of the Company that represent greater than 50% of the combined voting power of the Company’s then outstanding voting securities (unless you have beneficial ownership of at least 50% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(A)	By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)	By the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(C)	Pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii),

(ii)	Individuals who, as of the March 20, 2007, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to March 20, 2007 whose election by the Company’s stockholders, or nomination for election by the Board of Directors of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

(iii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The approval by the Company’s stockholders of a liquidation or dissolution of the Company.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

“Cause” shall mean the occurrence of any one or more of the following events:

(i)	Your continued and willful failure to perform or gross negligence in performing your duties owed to the Company, which is not cured within fifteen (15) days following a written notice being delivered to you by the Board, which notice specifies such failure or negligence;

(ii)	Your commission of an act of fraud or material dishonesty in the performance of your duties;

(iii)	The conviction of, or entry by you of a guilty or no contest plea to, any felony or any felony or misdemeanor involving moral turpitude;

(iv)	Any breach by you of your fiduciary duty or duty of loyalty to the Company; or

(v)	Your material breach of any of the provisions of this employment offer letter, which is not cured within fifteen (15) days following written notice thereof from the Company, or any breach of any non-competition agreement or non-disclosure agreement, which notice specifies such material breach.

“Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent prior to your termination:

(i)	A material reduction in your titles, duties, authority and responsibilities, reporting relationships, or the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities without your written consent;

(ii)	The Company’s material reduction of your annual base salary or bonus opportunity as in effect or as may be increased from time to time;

(iii)	The relocation of the Company’s headquarters to a location more than thirty five (35) miles from the Company’s current headquarters in San Clemente, California; and

(iv)	The Company’s failure to cure a material breach of its obligations under this employment offer letter within thirty (30) days after written notice is delivered to the Board by you which specifically identifies the manner in which your believe that the Company has breached its obligations under this employment offer letter.

An event will only constitute Good Reason if (i) you give the Company written notice of the event within ninety (90) days after you have knowledge that such event has occurred and (ii) you give the Company thirty (30) days to cure the event constituting Good Reason.

This employment offer letter is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more or the provisions of this employment offer letter contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the payment, provided, however, de minimis costs associated with the implementation of such Section 409A reforms shall be considered reasonable and not an increase under this subsection (a), and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or the Company.

To the extent you would otherwise be entitled to any payment under this employment offer letter, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid or provided (or commenced to be paid or provided) during the six (6) months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided (or commenced to be paid or provided) to you on the earlier of the six (6) month anniversary of the date of termination or your death.

Any payment due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Amounts payable upon a termination of your employment as provided in this employment offer letter shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.”

If you agree with the terms of this Amendment, please sign below and return to me. This Amendment shall become effective on the date hereof.

Sincerely,

/s/ Robert A. Alter
Robert A. Alter
Chief Executive Officer

Agreed and acknowledged:

/s/ Christopher M. Lal
Christopher M. Lal